Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN MICROSYSTEMS, INC.

BIG BEAR ACQUISITION CORPORATION

AND

SEEBEYOND TECHNOLOGY CORPORATION

Dated as of June 27, 2005

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3.3	Capital Resources	37
3.4	Information Supplied	37
3.5	Operations of Merger Sub	38
3.6	Ownership of Shares	38

ARTICLE IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME		38

4.1	Conduct of Business by the Company.	38
4.2	Procedures for Requesting Parent Consent	42

ARTICLE V ADDITIONAL AGREEMENTS		42

5.1	Proxy Statement	42
5.2	Meeting of Company Stockholders; Board Recommendation.	43
5.3	Acquisition Proposals.	44
5.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.	47
5.5	Public Disclosure	49
5.6	Regulatory Filings; Reasonable Efforts.	49
5.7	Notification of Certain Matters.	50
5.8	Third-Party Consents	51
5.9	Equity Awards and Employee Matters.	51
5.10	Form S-8	53
5.11	Indemnification.	53
5.12	Section 16 Matters	55
5.13	Insurance Approval	55
5.14	FIRPTA Compliance	55
5.15	Immigration-Related Liabilities	55

ARTICLE VI CONDITIONS TO THE MERGER		55

6.1	Conditions to the Obligations of Each Party to Effect the Merger	55
6.2	Additional Conditions to the Obligations of Parent	56
6.3	Additional Conditions to the Obligations of the Company	56

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		57

7.1	Termination	57
7.2	Notice of Termination; Effect of Termination	59
7.3	Fees and Expenses.	59
7.4	Amendment	61
7.5	Extension; Waiver	61

ARTICLE VIII GENERAL PROVISIONS		61

8.1	Non-Survival of Representations and Warranties	61
8.2	Notices	62
8.3	Interpretation; Knowledge.	63
8.4	Counterparts	64
8.5	Entire Agreement; Third-Party Beneficiaries	64
8.6	Severability	64
8.7	Other Remedies.	65

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8.8	Governing Law	65
8.9	Rules of Construction	65
8.10	Assignment	65
8.11	Waiver of Jury Trial	65

Exhibit A	Forms of Voting Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Foreign Antitrust Approvals

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INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.3(g)(i)
Acquisition	7.3(b)(iii)
Action of Divestiture	5.6(d)
Agreement	Preamble
the business of	8.3(a)
Business Day	1.2
Cashed-Out Options	1.6(b)(ii)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	1.8(d)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II
Company Employee Plan	2.16(a)
Company Environmental Permits	2.13(c)
Company Financials	2.4(b)
Company Intellectual Property	2.8(a)
Company Material Contract	2.17(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Products	2.8(a)
Company Purchase Plan	1.6(e)
Company Registered Intellectual Property	2.8(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(b)
Company Warrants	1.6(b)(i)
Company	Preamble
Confidentiality Agreement	5.4(a)
Contaminants	2.8(k)
Contract	2.1(a)
Customer Information	2.8(o)
Delaware Law	Recitals
Dissenting Shares	1.7(a)
DOJ	2.3(c)

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DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee Agreement	2.16(a)
Employee	2.16(a)
End Date	7.1(b)
Environmental Laws	2.13(a)
ERISA Affiliate	2.16(a)
ERISA	2.16(a)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.19(a)
FCPA	2.20
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(c)
Hazardous Material	2.13(a)
Hazardous Materials Activities	2.13(b)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.11(a)
Intellectual Property Rights	2.8(a)
Intellectual Property	2.8(a)
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(d)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Merger Consideration	1.6(a)
Merger Sub Common Stock	1.6(d)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Non-Competition Agreements	Recitals
Open Source	2.8(i)
Option Ratio	5.9(a)
Parent Common Stock	5.10
Parent	Preamble
Pension Plan	2.16(a)
Person	8.3(e)

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Proxy Statement	2.21
Returns	2.6(b)(i)
SEC	2.3(c)
Securities Acts	2.4(a)
Service Engagement Orders	2.8(m)
Shrink-Wrapped Code	2.8(a)
Source Code	2.8(a)
Specified Company Representations	6.2(a)
Stockholders’ Meeting	5.2(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Agreements	Recitals
Voting Debt	2.2(c)
WARN	2.16(a)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 27, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), Big Bear Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and SeeBeyond Technology Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all executive officers and members of the Board of Directors of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain senior executives of the Company are entering into Non-Competition and Non-Solicitation Agreements in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreements”)

E. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger subject to the terms and conditions hereof.

F. Following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and approve the Merger.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins, located at 633 W. Fifth St., Suite 4000, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, that if Parent has complied with its obligations set forth in the first and sixth sentences in Section 5.1, then without the prior written consent of Parent, the Closing shall not occur on a date that is during the last 15 Business Days prior to the last Business Day of a fiscal quarter of Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is See Beyond Technology Corporation”. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of

Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Common Stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $4.25, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10) .

(b) Company Warrants and Cashed-Out Options.

(i) Following the Effective Time, all warrants to purchase Company Common Stock issued by the Company (“Company Warrants”) shall represent only the right, upon the valid exercise thereof, if any, to receive the Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. In addition, the Company shall use commercially reasonable efforts to have all holders of Company Warrants either fully exercise such Company Warrants prior to the Effective Time or agree that such Company Warrants shall be terminated upon the Effective Time; provided, however, that the holder of any such terminated Company Warrant shall be entitled to receive following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect for such Company Warrant.

(ii) At the Effective Time, each Company Option (A) granted under the 1997 Stock Option Plan, (B) held by any Person other than an employee of the Company or any of its Subsidiaries or (C) (x) granted under the 1998 Stock Plan (as amended and restated) and (y) that was vested as of the Closing Date (including any such Company Options that vest solely by reason of the consummation of the Merger) other than, in the case of any Company Option referenced in clause (C), any Company Option that has a per share exercise price equal to or greater than the Merger Consideration (each such Company Option referred to in clauses (A), (B) or (C), a “Cashed-Out Option”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall, be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time.

(iii) Any materials to be submitted to the holders of Company Warrants or Cashed-Out Options shall be subject to review and reasonable and timely approval by Parent.

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Employee Stock Options; Employee Stock Purchase Plan. At the Effective Time, all Company Options, other than Cashed-Out Options, outstanding under each Company Stock Option Plan shall be assumed by Parent in accordance with Section 5.9. Rights outstanding under the Company’s 2000 Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be treated as set forth in Section 5.9(c).

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to appraisal in accordance with Section 262 of Delaware Law, and (iii) has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, which shall not be unreasonably delayed or withheld.

1.8 Surrender of Certificates.

(a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. On the Closing Date, Parent shall initiate a wire transfer to the Exchange Agent of the aggregate Merger Consideration in cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. As soon as reasonably practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration set forth in Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Warrants or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I and, if necessary, Parent shall deposit such additional funds as become necessary to pay the aggregate Merger Consideration payable to the Company stockholders due to losses incurred on any investment of the Exchange Fund. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.9 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted over the next twelve months, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement,

“Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, legally binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment, arrangement or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, but shall not include any Company Employee Plan, International Employee Plan or Employee Agreement entered into with any employee of the Company or any of its Subsidiaries the primary purpose of which is to provide compensation, employee welfare or fringe benefits or severance or termination benefits.

(b) Charter Documents. The Company has Made Available to Parent (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on June 24, 2005: (i) 88,629,973 and 84,910,721 shares of Company Common Stock were issued and outstanding, respectively, (ii) 3,719,252 shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth in the preceding sentence, since the close of business on June 24, 2005 to the close of business on the date hereof, the Company has not issued any shares of Company Common Stock or Company Preferred Stock other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on June 24, 2005 in accordance with their terms on such date, (B) issuance of shares of Company Common Stock to participants in the Common Purchase Plan pursuant to its present terms and (C) issuances of Company Common Stock upon the exercise of Company Warrants existing on

June 24, 2005 in accordance with their terms on such date. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and none of such shares are subject to forfeiture or to any right entitling or obligating the Company to repurchase such shares.

(b) Company Options and Company Warrants. As of the close of business on June 24, 2005: (i) 18,765,366 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s Amended and Restated 1998 Stock Plan and the Company’s 1997 Stock Option Plan (the “Company Stock Option Plans”) (such options and any other options to purchase Company Common Stock, whether payable in cash, shares or otherwise, granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), and 13,388,778 such Company Options are vested and exercisable; (ii) 12,082,587 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 2,099,687 shares of Company Common Stock are issuable under the Company Purchase Plan; and (iv) 625,000 shares of Company Common Stock are issuable upon the exercise of Company Warrants. Section 2.2(b)(i) of the Company Disclosure Letter sets forth a list of each Company Option outstanding as of June 24, 2005 and each Company Warrant outstanding as of the date hereof: (a) the name of the holder of such Company Option or Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (c) the exercise price of such Company Option or Company Warrant, (d) the date on which such Company Option or Company Warrant was granted or issued, (e) the Company Stock Option Plan under which such Company Option was issued and (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries. The Company has Made Available with respect to each Company Option outstanding as of June 24, 2005 and each Company Warrant outstanding as of the date hereof, (a) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof and (b) the date on which such Company Option or Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, the Company Purchase Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b)(i) of the Company Disclosure Letter, since the close of business on June 24, 2005 to the close of business on the date hereof, the Company has not issued any Company Options other than grants of Company Options as would be permitted under Section 4.1(b)(iv)(C) after the date hereof. Except as set forth in Section 2.2(b)(ii) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-

weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plan was $83,000 and the aggregate amount credited to such accounts for such bi-weekly payroll period for U.S. payroll was $21,000. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Other Securities. Except as otherwise set forth in Section 2.2(b)(i) above or Section 2.2(b)(i) or Section 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts or Company Employee Plans to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement, other than the Voting Agreements, with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 5.3(d) hereof) duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, except for such conflicts or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, Lease Document, material Employee Agreement, Company Employee Plan or International Employee Plan, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries. Section 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract, Company Employee Plan or International Employee Plan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a ”Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Letter, and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole or would reasonably be expected to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) in each case as they have been amended since the time of their filing and prior to the date hereof are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available to Parent true, correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company, and, since January 1, 2002, the SEC has not advised the Company that any final responses are inadequate, insufficient, or otherwise non-responsive. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. The Company and, to the Knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) present fairly and in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The Company does not intend to correct or restate, and there is not any basis to correct or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2005 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company and its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their respective employees or the Company’s independent auditors has identified or been made aware of (i) since the adoption of rules promulgated by the SEC pursuant to the Section 404 of the Sarbanes-Oxley Act of 2002, any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a) any Effect that, individually or when taken together with all other Effects that have occurred since the date of the Company Balance Sheet through the date hereof, that has or would reasonably be expected to have a Material Adverse Effect on the Company;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(c) any entry into, amendment or termination by the Company or any of its subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, (in each case, other than reseller and licensing agreements entered into in the ordinary course of business consistent with past practice) material to the Company and its Subsidiaries, taken as a whole;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and the repurchase of 1,025,300 shares of Company Common Stock pursuant to the Company’s stock repurchase program announced on May 5, 2005;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) except to the extent such grant, payment, change or entry would not exceed $10,000 per individual, (i) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice), (ii) any payment by the Company or any of its Subsidiaries of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice), (iii) any change by the Company or any of its Subsidiaries that materially increases the value of, or accelerates the timing of payment of any severance, termination or bonus policies or practices or (iv) any entry by the Company or any of its Subsidiaries into any currently effective Employee Agreement that is (A) an employment, severance, termination or indemnification agreement or (B) any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), in any case as disclosed in Section 2.5(f) of the Company Disclosure Letter;

(g) any amendment, termination or consent with respect to any Company Material Contract, Lease Document or Company Employee Plan entered into outside the ordinary course of business;

(h) entry into any customer Contract that contains any material non-standard provisions for unpaid future deliverables or future royalty payments (other than current royalty product offerings as set forth in the Company’s current price list) other than in the ordinary course of business consistent with past practice;

(i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(k) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice or otherwise previously accrued in the Company Balance Sheet;

(l) any material change in the level of product returns, bad debts or rights to accounts receivable which, individually or in the aggregate, have had or are reasonably likely to have a material effect on accounts receivable reserves or other reserves maintained by the Company and its Subsidiaries (other than historical seasonal changes or factors);

(m) any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company and any of its Subsidiaries, taken as a whole, or the licenses of current Company Products, in each case, in the ordinary course of business consistent with past practice;

(o) any loan, extension of credit or financing or grant of extended payment terms by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business consistent with past practice;

(p) any material purchases of fixed assets or other long-term assets other than in the ordinary course of business consistent with past practice;

(q) any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(s) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries.

2.6 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to material Taxes required to be filed by the Company or any of its Subsidiaries, and such Returns are true, correct, and complete and have been completed in accordance with applicable Legal Requirements in all material respects and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return, other than Taxes (i) for which payment is not yet due or (ii) which are being challenged in good faith by appropriate means, promptly instituted and diligently pursued, and for which an adequate reserve has been accrued or established on the Company Financials.

(ii) Neither the Company nor any of its Subsidiaries has any material Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company or any of its Subsidiaries relating to any material Tax is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(v) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock within the past three years intended to qualify for tax-free treatment under Section 355 of the Code.

(vi) None of the Company or any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(vii) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(viii) Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes arising from or relating to any period ending on or prior to the close of business on the date of the Company Financials which has not been accrued or reserved on the particular Company Financials for the period to which such liabilities arises from or relates, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business consistent with past practice.

(ix) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) has ever been a party to any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, (d) has an obligation to make any payment determined by reference to the Tax liability of a third party, or (e) is presently a party to any joint venture or partnership in respect of which there exists a negative capital account or any other circumstance giving rise to a deferred Tax liability materially in excess of reserves set forth on the Company Financials.

(x) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a) change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code materially in excess of specifically identified reserves as indicated on the Company Financials (or in the case of each of (a), (b) and (c)), under any similar provision of applicable law), or (d) installment sale or open transaction disposition or prepaid amount materially in excess of reserves set forth on the Company Financials.

2.7 Title to Properties.

(a) Properties. Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 2.7(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), and each Leased Real Property that is material to the Company and its Subsidiaries, taken as a whole, is marked by an asterisk. All such current leases which are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Except as set forth in Section 2.7(a)(ii) of the Company Disclosure Letter, no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property and the Leased Real Property is used in all material respects only for the operation of the business of the Company and its Subsidiaries. The Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained, in all material respects, in accordance with standard industry practice and the Leased Real Property is in compliance, in all material respects, with Legal Requirements in light of the purposes for which such Leased Real Property and assets are used, subject to reasonable wear and tear. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property. The Company and each of its Subsidiaries has performed in all material respects its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b) Documents. The Company has Made Available to Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property that are material to the Company and its Subsidiaries, taken as a whole, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other leases, lease guaranties, agreements for the leasing use or occupancy of, or otherwise granting a right in or relating to or affecting any Leased Real Property to which the Company or any of its Subsidiaries is bound, other than those identified in Section 2.7(b) of the Company Disclosure Letter.

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, statutory landlord Liens or Liens arising under equipment leases entered into in the ordinary course of business consistent with past practice, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

2.8 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded, and that have not been abandoned prior to January 1, 2005, with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) original works of authorship fixed in a tangible medium of expression including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) trade and industrial secrets and confidential information (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than U.S. $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b) No Default/No Conflict. All Contracts constituting either (i) a license of (or covenant not to sue related to) Intellectual Property that is material to the business of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries to a third Person, or (ii) a license of Intellectual Property or Intellectual Property Rights of a third Person to the Company or any of its Subsidiaries that is material to the business of the Company (in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law) are in full force and effect, and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The consummation of the transactions contemplated by this Agreement will not result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ material rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(c) No Infringement. The operation of the business of the Company and its Subsidiaries as currently conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction to which the Company or its Subsidiaries are subject.

(d) Notice. Except as set forth in Section 2.8(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received in the last two years written notice from any Person claiming that the Company, any of its Subsidiaries, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(e) No Third Party Infringers. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past two years, the Company or any of its Subsidiaries has not asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(f) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, will result in the Surviving Corporation or, to the Knowledge of the Company, Parent or any of its subsidiaries: (i) granting to any third party any incremental right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this Section 2.8(f), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(g) Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, and since January 1, 2001 has had and enforced, a policy requiring each employee, consultant and contractor to execute work-for-hire, invention assignment, proprietary information, and confidentiality agreements (as applicable) to protect Company Intellectual Property. Without limiting the foregoing, in the past two years, all current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Intellectual Property used or held for use by the Company or any of its Subsidiaries have executed such agreements in which they have assigned all of their rights in and to such Intellectual Property to the Company. To the Knowledge of the Company, no party to any such agreement is in material breach thereof. To the Knowledge of the Company, no current or former employees, consultants or contractors of the Company or any Subsidiary own any material Intellectual Property used or held for use by the Company or any of its Subsidiaries.

(h) No Order. There are no extant forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or a Subsidiary is a party or are otherwise bound, other than licenses of Company Intellectual Property to third Persons and licenses of Intellectual Property to the Company, that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights; (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights; or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

(i) Open Source. Except as has been Made Available to Parent, to the Knowledge of the Company no Intellectual Property or Intellectual Property Rights of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Products. Each of the Company and its Subsidiaries takes commercially reasonable steps and has implemented commercially reasonable procedures (in each case in light of the Company’s and its Subsidiaries’ size and business) intended to: (i) identify such Open Source; and (ii) to avoid the release of the Source Code of the Company Intellectual Property. To the Knowledge of the Company, there has been no material deviation from such efforts and procedures of Company and its Subsidiaries with respect to Open Source.

(j) Source Code. To the Knowledge of the Company, the execution of this Agreement or any of the other transactions contemplated by this Agreement, will not result in a release from escrow of any Source Code that is Company Intellectual Property or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property under any Contract, and no material portions of such Source

Code has been disclosed, delivered or licensed to a third party (other than deposits of Source Code with escrow agents pursuant to escrow agreements in the ordinary course of business consistent with past practice, which deposits have not been released from escrow).

(k) Software. To the Knowledge of the Company, all Company Products and Company Intellectual Property (and all parts thereof) are free of: (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”), in each case that reasonably would be expected to materially impact the business of the Company and its Subsidiaries taken as a whole.

(l) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures intended to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have appropriate disaster recovery plans procedures and facilities for the business and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Knowledge of the Company, since January 1, 2002, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(m) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice, and (iii) service engagement orders pursuant to which the Company or any of its subsidiaries customizes software related to Company Products, in each case, used by customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practices (“Service Engagement Orders”) (provided, however, that the term “Service Engagement Orders” shall not include the Contracts under which such service engagement orders are provided), Section 2.8(m) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party and sets forth, for each such Contract, any minimum purchase obligations and any per unit royalty charges required of the Company or any of its Subsidiaries thereunder.

(n) Licenses-Out. Other than (i) written non-disclosure agreements, (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of Company Products to end-users, (iii) any non-exclusive dealer, distributor, or joint marketing agreement with any customers of the Company or its

Subsidiaries (in each case, pursuant to written agreements that have been entered into in the ordinary course of business consistent with past practice), and (iv) Service Engagement Orders, Section 2.8(n) of the Company Disclosure Letter lists each contract, license and agreement by which the Company or any Subsidiary grants to any third Person rights in any Intellectual Property or Company Products.

(o) Trade Secrets. The Company and each of its Subsidiaries has the right to use, or has ownership of, free and clear of any pledges, mortgages, liens and security interests, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company, its wholly owned Subsidiaries, Persons distributing Company Products through channels (whether by way of sales, licensing, leasing or otherwise), or Persons to which such Customer Information refers, possess any claims or rights with respect to use of the Customer Information. Except as set forth on Section 2.8(o) of the Company Disclosure Letter, the Company and its Subsidiaries have taken commercially reasonable steps to protect their trade secrets, and any trade secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed.

(p) Privacy. To the Knowledge of the Company, the Company and its Subsidiaries have complied with all applicable laws and their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries in the conduct of their business. The Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, the execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies in each case in all material respects (and in each case, except as otherwise required or permitted by this Agreement). All applicable privacy policies and guidelines are listed in Section 2.5(p) of the Company Disclosure Letter (true and correct copies in all material respects of which have been Made Available to Parent) and, to the Knowledge of the Company, the Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures have been inaccurate in any material respect or materially misleading or deceptive or in violation of any applicable laws.

(q) Ownership of Intellectual Property Rights. Section 2.8(q) of Company Disclosure Letter lists all Company Registered Intellectual Property, identifying in each case the inventors/authors, status, filing date, and issuance/registration/grant date, and prosecution status thereof. The Company or its Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all pledges, mortgages, liens and security interests in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property is listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof. No Service Engagement Order restricts the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights in or to any of the Company’s or its Subsidiaries’ core software products (excluding custom eWay adaptors) or grants any third Person any exclusive or ownership rights in or to any of the Company’s or its Subsidiaries’ core software products (excluding custom eWay adaptors).

(r) Validity and Enforceability. To the Knowledge of the Company and its Subsidiaries: (i) the material Company Registered Intellectual Property and Intellectual Property owned by Company is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment, and (ii) all necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property.

2.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” clauses other than such clauses that are based on volume and restricted to “similarly situated customers” for any future purchases of Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

2.10 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted during the next twelve months or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.11 Litigation. There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. Since January 1, 2002 to the date hereof, there have not been any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.12 Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with the Legal Requirements applicable to the Company or any of its

Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.13 Environmental Matters.

(a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated, defined, or classified by any Governmental Entity or by any Legal Requirement relating to pollution or protection of human health or the environment (collectively, “Environmental Laws”) as radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum and petroleum products, toxic mold and biological materials, urea-formaldehyde, radon and all “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and all “hazardous wastes” pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, but excluding customary and unregulated amounts of office and janitorial supplies (a “Hazardous Material“). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present as a result of the actions of the Company or any of its Subsidiaries or, to the Company’s Knowledge, as a result of any actions of any affiliate of the Company or any third party or otherwise, in, on or under any property, including the land and the improvements, soil, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, managed, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any Legal Requirement or in a manner which has caused or would reasonably be expected to cause a material adverse health effect to any such person or result in any material liabilities under Environmental Laws.

(c) Environmental Compliance. The Company and its Subsidiaries are in material compliance with Environmental Laws and, to the Knowledge of the Company, there are no conditions or circumstances that could reasonably be expected to prevent or interfere with such material compliance in the future. The Company and its Subsidiaries currently hold all Governmental Authorizations necessary under Environmental Laws for their business, operations and Hazardous Material Activities as such operations, activities and businesses are currently being conducted (the “Company Environmental Permits“), and are in compliance with the terms and conditions thereof, except for Governmental Authorizations, the absence of which could not reasonably be expected to result in a material liability for the Company or any of its Subsidiaries.

(d) Environmental Liabilities. No material legal action, governmental proceeding or investigation, order, permit revocation proceeding, permit amendment procedure, writ, injunction or claim is pending, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or, to the Company’s Knowledge, against any person for whom they may be responsible by law or contract concerning any Environmental Law, Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity. The Company has no knowledge of any facts or circumstances which could result in any liability for the Company or its Subsidiaries (or any person for whom they may be responsible by law or contract) under Environmental Laws, or related to any Company Environmental Permit, Hazardous Material or Hazardous Material Activity which could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably be likely to result in a material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries have entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

(e) Environmental Information. The Company has Made Available to Parent all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

2.14 Brokers’ and Finders’ Fees. Except for fees payable to SG Cowen & Co., LLC pursuant to an engagement letter dated February 3, 2005, and fees payable Houlihan Lokey Howard & Zukin Financial Advisers, Inc. pursuant to an engagement letter dated June 22, 2005, copies of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

2.15 Transactions with Affiliates. Except as set forth in the Company SEC Reports, the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.16 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which (i) is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, and (ii) with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation, but excluding any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations, but excluding any International Employee Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.16(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each material Employee Agreement. Section 2.16(b)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, the name and salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $150,000 per year. To the Knowledge of the Company, as of the date of this Agreement, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment. Section 2.16(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship (other than pursuant to an Employee Agreement) with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $50,000 per year.

(c) Documents. The Company and each of its Subsidiaries has Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Subsidiaries, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) to the extent applicable, all discrimination tests for each Company Employee Plan for the three most recent plan years, (ix) all prospectuses prepared in connection with each Company Employee Plan, and (x) the most recent IRS determination issued with respect to each Company Employee Plan to the extent applicable.

(d) Employee Plan Compliance.

(i) The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in default or violation in any material respect of, and the Company and each of its Subsidiaries have no Knowledge of any material default or violation by any other party to, any Company Employee Plan or Employee Agreement, and each Company Employee Plan and Employee Agreement has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter as to its qualified status under the Code. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is not (A) an Employee Agreement or (B) an employee welfare benefit plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate is currently or, to the Knowledge of the Company, will be subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Except as disclosed in Section 2.16(f) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any ERISA Affiliate currently maintains or has any obligation, whether fixed or contingent, to contribute to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute or other law, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or other law.

(i) Effect of Transaction. Except as set forth in Section 2.16(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, retention payment, bonus or otherwise), becoming due to any Employee or in the funding of any such payment, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. Neither this Agreement nor any other agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.16(j) of the Company Disclosure Letter lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder that has, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(k) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(l) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, investigations, suits, claims or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. Except as provided under any Employee Agreements listed in Section 2.16(b)(i) of the Company Disclosure Letter, the services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates.

(m) Works Council. There are no foreign works’ councils or collective bargaining agreements to which the Company or any of its Subsidiaries are subject. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any collective bargaining agreement or any labor agreement that would be material to the Company or any of its Subsidiaries.

(n) Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees located in the United States. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries with respect to employees located in the United States. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(o) International Employee Plan. To the Knowledge of the Company except as (i) is not reasonably likely to result in a material liability to the Company; (ii) is required under any Legal Requirements; or (iii) otherwise set forth in Section 2.16(o)(i) of the Company Disclosure Letter, the foregoing representations contained in Sections 2.16(c) through 2.16(n), to the extent applicable, are accurate with respect to Employees located outside the United States and International Employee Plans. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

(p) With respect to those Company Employee Plans that may be subject to Code Section 409A, the Company has taken or intends to take such timely actions as may be necessary or appropriate to comply with Code Section 409A.

2.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound, but shall not include any Company Employee Plan, International Employee Plan or any Employee Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business consistent with past practice or any guaranty of obligations of a wholly-owned Subsidiary);

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than in the ordinary course of business consistent with past practice;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business consistent with past practice;

(v) any material settlement agreement entered into within three years prior to the date of this Agreement or which otherwise contains continuing obligations of the Company or any of its Subsidiaries;

(vi) (A) any dealer, distributor, joint marketing or end-user license agreement with any of the top 25 customers of the Company and its Subsidiaries, taken as a whole, as measured by sales during the twelve months ended March 31, 2005, (B) any development agreement under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or (C) any material agreement pursuant to which the Company or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, excluding in the case of each of Clause (B) and (C), Service Engagement Orders;

(vii) (A) any Contract required to be disclosed in Section 2.8(n) of the Company Disclosure Letter or any subsection thereof and (B) Contracts (other than (i) licenses to Shrink-Wrapped Code, (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice and (iii) Service Engagement Orders) that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party;

(viii) (A) any Contract containing any support or maintenance obligation on the part of the Company or any of its Subsidiaries with any of the top 25 customers of the Company and its Subsidiaries as measured by support and maintenance revenues earned during the period from January 1, 2005 through April 30, 2005, and (B) any Contract containing material service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 90 days notice without liability or financial obligation to the Company or its Subsidiaries;

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or

(x) any other Contract with any continuing obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $2,000,000 or more.

(b) Schedule. Section 2.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof, setting forth for each such Company Material Contract, the subsections of Section 2.17(a) that are applicable to such Company Material Contract.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.18 Insurance. The Company has Made Available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.19 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and reexport control laws and (ii) to the Company’s Knowledge, all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Company’s Knowledge, threatened claims or legal actions against the Company or any Subsidiary with respect to such Export Approvals or with respect to the export control laws of any Governmental Entity;

(c) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would give rise to any future claims or legal actions; and

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.

2.20 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause the Company to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or to the Company’s Knowledge, any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), and, to the Company’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.22 Fairness Opinion. The Company’s Board of Directors has received opinions from each of SG Cowen & Co., LLC, dated as of June 27, 2005 and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated as of June 27, 2005, copies of which has been Made Available to Parent, to the effect that, as of such date and subject to the qualifications contained in such opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.

2.23 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or similar plan or agreement which would reasonably be expected to have a dilutive or otherwise adverse effect on the capitalization of Parent as a result of consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject, in the case of the consummation by Merger Sub of the transactions contemplated hereby, to obtaining the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, and the filing of the Certificate of Merger pursuant to Delaware Law. Immediately after the execution of this Agreement, Parent shall have approved and adopted this Agreement as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries is a party or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub; except, in the case of each of the preceding clauses (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame contemplated by this Agreement.

(c) Necessary Consents. No consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

3.3 Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will contain, on each relevant filing date, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby. Parent is the sole stockholder of Merger Sub.

3.6 Ownership of Shares. As of the date hereof, Parent and its Subsidiaries beneficially own no shares of Company Common Stock, other than by virtue of the Voting Agreements.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its material debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings (it being understood that announcement of the Merger may have an adverse impact on the relationship of the Company and its Subsidiaries with such Persons). In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.

(b) Required Consent. Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice and except as permitted under Section 4.1(b)(iv);

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof in accordance with their terms at the time of grant and the requirements of clause (C) hereof; (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to its present terms (or as it may be modified in accordance with Section 5.9(c)); (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries (other than executive officers and members of senior management) to acquire, individually, up to 50,000 shares (as adjusted for stock splits and the like and taking into account any Company Options granted since June 24, 2005) of Company Common Stock and, in the aggregate, up to 1,000,000 shares (as adjusted for stock splits and the like and taking into account any Company Options granted since June 24, 2005) of Company Common Stock in any 30-day period, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practice in connection with ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger; (D) issuances of Company Common Stock upon the exercise of Company Warrants existing on the date hereof; and (E) issuances by a wholly-owned Subsidiary of the Company to the Company or its wholly-owned Subsidiaries;

(v) Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance (in each case, other than reseller and licensing agreements entered into in the ordinary course of business consistent with past practice) that would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole, or the licenses of current Company Products, in each case, in the ordinary course of business consistent with past practice;

(ix) Any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(x) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, or (c) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xi) Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiii) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $1,000,000 in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

(xiv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

(xv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business consistent with past practice and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000 net of any insurance payments received by the Company;

(xvi) Except as required by Legal Requirements, Company Employee Plans or Employee Agreements currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company other than annual increases in pay in connection with annual performance reviews to current non-officer Employees granted in the ordinary course of business consistent with past practice, (2) adopt or amend any Employee Agreement, Company Employee Plan or International Employee Plan or make any contribution, other than regularly scheduled contributions, to any Employee Agreement, Company Employee Plan or International Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Warrants, reprice any Company Options or Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (4) enter into, modify or amend any Employee Agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or any indemnification agreement with any Employee or enter into any collective bargaining agreement;

(xvii) Enter into any Contract containing, or otherwise subject the Surviving Corporation or Parent to, any terms providing for non-competition, exclusivity, “most favored nations”, unpaid future deliverables, service requirements outside the ordinary course of business or future royalty payments (other than current royalty product offerings as set forth on the Company’s current price list), or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xviii) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xix) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

(xx) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any guarantee by the Company of the obligations of its wholly-owned Subsidiary in the ordinary course of business consistent with past practice or (ii) in connection with the financing of trade payables in the ordinary course of business consistent with past practice;

(xxi) Enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xxii) Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries, taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract in the ordinary course of business consistent with past practice;

(xxiii) Make any material purchase of fixed assets or other long-term assets other than in the ordinary course of business consistent with past practice;

(xxiv) Enter into, modify or amend any Service Engagement Order in a manner that restricts the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights in or to any of the Company’s or its Subsidiaries’ core software products or grants any third Person any exclusive or ownership rights in or to any of the Company’s or its Subsidiaries’ core software products; or

(xxv) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiv) hereof, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its obligations hereunder or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

4.2 Procedures for Requesting Parent Consent. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and may not take such action until such consent in writing has been received from one of such individuals. Parent shall use commercially reasonable efforts to respond to all such requests as promptly as practicable.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent (who shall provide comments, if any, to the Company’s Proxy Statement no later than three Business Days of Parent’s receipt thereof), will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with

Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC (and Parent shall provide comments, if any, no later than three Business Days of Parent’s receipt thereof), and will provide Parent with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

5.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. The Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, to consider adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting or the Board of Directors of the Company reasonably requires additional time to satisfy its fiduciary duties in compliance with Section 5.3. The Company shall ensure that any Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Stock Market and all other applicable Legal Requirements.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the

Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers and directors shall, and that it shall use all reasonable efforts to cause the Company’s and its Subsidiaries’ other employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (iv) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. No later than 48 hours after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any person, which notice shall be given no later than 24 hours after such determination was reached. The

Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials that are subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal that either contain material information about the Company or such Person or discuss the material terms and conditions of any Acquisition Proposal, request or inquiry; provided, however, that, in the case of such an Acquisition Proposal in which the consideration payable to the Company’s Stockholders consists primarily of shares of common stock of the Person making such Acquisition Proposal, confidential information related to such Person’s business that is contained in such written materials that is unrelated to such Acquisition Proposal may be redacted.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the Stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 (including, without limitation, the notification requirements of Section 5.3(b)) and that the Company’s Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided, however, that prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf that is no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished).

(d) Change of Recommendation. Notwithstanding anything to the contrary contained in Section 5.3(a), in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into, or propose to execute or enter into, any letter of intent of similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any

Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

(i) the Board of Directors of the Company determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii) The stockholders of the Company have not approved this agreement in accordance with applicable law;

(iii) The Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five calendar days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (C) that the Company intends to effect a Change of Recommendation;

(iv) After delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five calendar day period, and negotiate in good faith with respect thereto during such five calendar day period, as would enable the Company to proceed with its recommendation to stockholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation;

(v) the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer is more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and

(vi) The Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

(e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

(h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated February 24, 2005 (the

“Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any “Evaluation Material” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. Subject to applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to: (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to source code, but not to detailed information concerning design processes, design specifications, product roadmaps or similar highly sensitive Company Intellectual Property; provided, however, that (1) access to source code shall only occur on the premises of the Company in Monrovia, California on Company computers designated by the Company for such purposes and, at the Company’s election, under the supervision of a representative or representatives of the Company; (2) Parent shall provide at least forty-eight hours written notice of its request for such access, including in such notice whether Parent desires to have Company engineering personnel available, as provided in subpart 4; (3) Parent and its representatives shall be permitted to take notes during such access provided that (A) on each day such notes are taken, Company shall be provided with such notes in order to make and retain copies thereof and (B) such notes and the contents of such notes may not be disclosed by Parent or its representatives other than to Parent personnel and representatives who have a need to know the contents of such notes for purposes of preparing to integrate the Company Products with Parent offerings as of the Effective Time; and (4) such access shall be permitted for up to fifteen days (which need not be consecutive) selected by Parent in accordance with the requirements hereof (provided, however, that for up to five of the fifteen days selected by Parent, Company engineering personnel with knowledge of those product components and/or topics designated by Parent in its notice shall be required to be on hand to answer questions, unless Company notifies Parent prior to such day that such engineering personnel are unavailable, in which case the parties shall work in good faith to schedule another day that is mutually agreeable)), and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” promulgated by the Financial Accounting Standards Board, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent. The Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq Stock Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture other than any Action of Divestiture that would have an immaterial consequence on Parent or the Company. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this

Agreement, in each case such that the condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in each case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied.

5.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to seek such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Letter. For the avoidance of doubt, the Company’s failure to obtain any consent set forth in Section 2.3(b) of the Company Disclosure Letter or which is otherwise reasonably requested to be obtained by Parent pursuant to this Section 5.8, in each case, provided that the Company has used all reasonable efforts to seek such consent, shall not give rise to a failure to satisfy the condition to closing set forth in Section 6.2(b). If the consent required under the Company’s Loan and Security Agreement with Comerica Bank-California, dated as of December 4, 2000, as amended, and its related documents is not received prior to Closing, then, if requested by Parent, the Company will repay all amounts outstanding under and terminate such loan and security agreement and the related documents effective as of the Closing Date. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and, shall at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals, except if Parent has breached this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 7.1(f).

5.9 Equity Awards and Employee Matters.

(a) Assumption of Employee Stock Options. At the Effective Time, each then outstanding Company Option other than Cashed-Out Options, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option other than Cashed-Out Options so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the ratio of the value of the per share Merger Consideration to the average of the closing prices for a share of Parent Common Stock on the ten trading days ended one trading day prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as to which it was vested immediately prior to the Effective Time, except to the extent such Company Option by its terms (including by the terms of any applicable Employee Agreement) as of the Effective Time provides for acceleration of vesting upon the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option.

(b) Incentive Stock Options. The conversion of Company Options provided for in Section 5.9(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(c) Termination of Company Employee Stock Purchase Plan. Prior to the Effective Time, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under the Company Purchase Plan shall be determined by treating the Closing Date as the deemed exercise date in accordance with the terms of the Company Purchase Plan and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including timely distributing notices to participants required by the terms of the Company Purchase Plan and, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.9(c). The form and substance of any materials to be distributed to participants in connection with the termination of the Company Purchase Plan shall be subject to reasonable and timely approval by Parent.

(d) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided by Parent subject to the reasonable and timely approval of the Company. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

(e) Specified Employees. Each of Parent, Merger Sub and the Company covenants and agrees that, as of the Effective Time, with respect to each of the individuals listed on Schedule 5.9(e) (together, the “Specified Employees”), the consummation of the transactions contemplated by this Agreement shall constitute “good reason” (as that term is defined in Section 1.21 of each of the Specified Employee’s currently effective Change of Control Employment Agreement listed on Section 2.16(b)(i) of the Company Disclosure Letter), and each such Specified Employee shall be entitled, should he so desire, to terminate his respective employment with the Company for “good reason” at any time after the Effective Time. If any Specified Employee shall terminate his employment with the Company pursuant to this Section 5.9(e), Parent shall, or shall cause the Surviving Corporation to, provide to such Specified Employee, at such times and in such amounts as provided in such Specified Employee’s Change of Control Employment Agreement, all compensation and benefits to which such Specified Employee is entitled upon a termination of employment for “good reason” under his respective Change of Control Employment Agreement as it may be amended from time to time as mutually agreed by the parties thereto; provided, however, that such Specified Employee provides Parent with a release and waiver of claims and agreement to the foregoing in the form agreed to by Parent and the Company; provided, further, that nothing in this Section 5.9(e) is intended to confer any duplication of benefits on any Specified Employee.

5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options within 60 days after the Effective Time or as soon as reasonably practicable after the expiration of such 60-day period that registration of shares on Form S-8 first becomes available to Parent. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable securities laws in connection with the conversion of Company Options (other than Cashed-Out Options) into options to acquire shares of common stock, par value $0.00067 per share, of Parent (“Parent Common Stock”), and the Company shall furnish any information concerning the Company and the holders of Company Common Stock and Company Options as may be reasonably requested in connection with any such action.

5.11 Indemnification.

(a) Indemnity. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects all obligations of the Company to any individual who at or prior to the Effective Time was a director or officer of the Company pursuant to the indemnification provisions of the certificate of incorporation and bylaws of the Company and any indemnification agreements with such persons in effect as of the date hereof and listed in Section 5.11(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, (i) for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and (ii) with respect to any director or officer of the Company who, at the request of the Company, served as a director or officer of any of the Company’s Subsidiaries, for acts and omissions occurring in connection with such officer’s or director’s role as an officer or director of such Subsidiary of the Company) (the “Indemnified Parties”), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties unless the Surviving Corporation (or any successor to the Surviving Corporation) provides other assurance to the Indemnified Parties sufficient to ensure the continued exculpation, indemnification and advancement of expenses of the Indemnified Parties as provided in such organizational documents prior to any such amendment, repeal or modification.

(b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers with at least the same industry rating covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate (other than with respect to the broader coverage provided under the top layer of insurance, which shall be substantially the same as the Company’s policy) no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium); and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate (other than with respect to the broader coverage provided under the top layer of insurance, which shall be substantially the same as the Company’s policy), no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c) Third–Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.11.

5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Insurance Approval. The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker, effective as of the Closing Date, to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

5.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed FIRPTA Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.15 Immigration-Related Liabilities. Following the Effective Time, Parent shall assume all immigration-related liabilities of the Company with respect to persons who are employees of the Company as of the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals set forth in Exhibit C hereto shall have been obtained.

6.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub.

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in each case of clauses (i) and (ii), for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expect to have a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded); provided that, in each case of clauses (i) and (ii), the representations and warranties of the Company contained in Section 2.2(a), Section 2.2(b), the first sentence of Section 2.2(d), Section 2.3(a) and Section 2.23 shall be true and correct in all material respects.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect. No Effect that, either individually or when taken together with all other Effects that have occurred since the date hereof, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

(e) Officer’s Certificate. Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that conditions set forth in Sections 6.2(a), (b), (c) and (d) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except in each case of clauses (i) and (ii) for such inaccuracies or breaches which, individually or in the aggregate, would not reasonably be expect to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided that, in each case of clauses (i) and (ii), the representations and warranties of Parent and Merger Sub contained in Section 3.2(a) shall be true and correct in all material respects. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by December 31, 2005 which date shall be extended to February 28, 2006 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(c) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the Company shall give Parent three Business Days prior written notice before terminating this Agreement under this Section 7.1(d);

(e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period);

(h) by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), the Company shall have paid Parent the Termination Fee described in Section 7.3(b); and

(i) by Parent, if (A) any Effect that, individually or when taken together with all other Effects that have occurred since the date hereof, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and (B) if such Material Adverse Effect is curable within such time period and the Company uses commercially reasonable efforts to cure such Material Adverse Effect within such time period, such Material Adverse Effect is not cured within 20 days of Parent providing written notice of such Material Adverse Effect to the Company.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within five Business Days after Parent requests in writing that such recommendation be reaffirmed (or such longer time as is reasonably necessary for the Company and the Board of Directors to comply with the procedures set forth in Section 5.3(d) but in any event no later than two Business Days before the Stockholders’ Meeting); (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement; contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; or (vii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or the intentional and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Company Payment.

(i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(h), the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a fee equal to $12,600,000 in immediately available funds (the “Termination Fee”); provided, however, that:

(1) in the case of termination under Section 7.1(h), such payment shall be made prior to such termination, and

(2) in the case of termination under Section 7.1(b), (a) such payment shall be made only if (i) Parent is not in breach of the Agreement and (ii) following the date hereof and prior to the date of the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Acquisition Proposal with respect to the Company and, within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated, or the Company enters into a definitive agreement, with the party that made such Proposal or, if such Acquisition or definitive agreement reasonably relates to or otherwise was made in response to or during the pendency of such Acquisition Proposal, and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement by the Company, and

(3) in the case of termination under Section 7.1(d), (a) such payment shall be made only if following the date hereof and prior to the meeting of the Company’s Stockholders to vote on the Merger, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement by the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the

Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement to the extent provided in clause (ii) of the second sentence of Section 7.2.

(iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Sutphin

Telephone No.: 1-800-555-9786

Telecopy No.: 1-408-276-4601

with copies to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Martin

Telephone No.: 1-800-555-9786

Telecopy No.: 1-408-276-4601

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave., Suite 1100

Palo Alto, CA 94301

Attention: Kenton J. King

Telephone No.: 1-650-470-4500

Telecopy No.: 1-650-470-4570

if to the Company, to:

SeeBeyond Technology Corporation

181 W. Huntington Drive, Suite 110

Monrovia, CA 91016

Attention: Mark Brooks, Esq.

Telephone No.: 1-626-408-3130

Telecopy No.: 1-626-408-3380

with copies to:

Latham & Watkins LLP

633 West Fifth St., Suite 4000

Los Angeles, CA 90071

Attention: Edward Sonnenschein, Jr., Esq./David M. Hernand, Esq.

Telephone No.: 1-213-485-1234

Telecopy No.: 1-213-891-8763

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the individuals listed on Schedule 8.3(b) has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “Made Available” shall mean that the Company has posted such materials to a virtual data room and has given Parent or its agents or representatives all necessary access to such virtual data room or otherwise delivered such materials.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that (i) is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect (A) primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (B) primarily resulting from changes affecting the industry in which such entity and its Subsidiaries operate generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) primarily resulting from a change in such entity’s stock price or the trading volume in such stock; provided, however, that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume, (D) primarily resulting from acts of terrorism or war which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (E) primarily resulting from the loss of customers (including prospective customers with whom or which the Company or its Subsidiaries are engaged in sales discussions as of the date of this Agreement) or Employees as a result of the announcement of this Agreement and the transactions contemplated hereby, or (F) primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (F) shall not exclude the revenues or earnings of the Company themselves or any Effect which may have affected the Company’s revenues or earnings; or (ii) would materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*******

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SUN MICROSYSTEMS, INC.

By:	/s/ JOHN P. LOIACONO
	Name:	John P. Loiacono
	Title:	Executive Vice President, Software

BIG BEAR ACQUISITION CORPORATION

By:	/s/ BRIAN MARTIN
	Name:	Brian Martin
	Title:	President and Secretary

SEEBEYOND TECHNOLOGY CORPORATION

By:	/s/ JAMES T. DEMETRIADES
	Name:	James T. Demetriades
	Title:	Chief Executive Officer